Exhibit 99.1

Intra-Cellular Therapies Announces Proposed Public Offering of Common Stock

NEW YORK, September 26, 2017 (GLOBE NEWSWIRE) -- Intra-Cellular Therapies, Inc. (Nasdaq:ITCI), a biopharmaceutical company, today announced that it has commenced an underwritten public offering of $150 million of shares of its common stock. In connection with the offering, Intra-Cellular Therapies intends to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares of common stock offered in the public offering. All of the shares in the offering will be sold by Intra-Cellular Therapies.

J. P. Morgan Securities LLC and Leerink Partners LLC are acting as joint book-running managers for the offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The public offering will be made pursuant to a shelf registration statement on Form S-3 that was previously filed with and declared effective by the Securities and Exchange Commission (“SEC”). A preliminary prospectus supplement and accompanying base prospectus relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866-803-9204 or email: prospectus-eq_fi@jpmchase.com, or Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA, 02110, or by e-mail at Syndicate@Leerink.com, or by phone at 800-808-7525, ext. 6132. The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Intra-Cellular Therapies

Intra-Cellular Therapies is developing novel drugs for the treatment of neuropsychiatric and neurodegenerative diseases and diseases of the elderly, including Parkinson’s and Alzheimer’s disease. The Company is developing its lead drug candidate, lumateperone (also known as ITI-007), for the treatment of schizophrenia, bipolar disorder, behavioral disturbances in patients with dementia, including Alzheimer’s disease, depression and other neuropsychiatric and neurological disorders. Lumateperone, a first-in-class molecule, is in Phase 3 clinical development for the treatment of schizophrenia, bipolar depression and agitation associated with dementia, including Alzheimer’s disease. The Company is also utilizing its phosphodiesterase (PDE) platform and other proprietary chemistry platforms to develop drugs for the treatment of CNS and other disorders. The lead molecule in the Company’s PDE1 portfolio, ITI-214, is in development for the treatment of symptoms associated with Parkinson’s disease.

Contact

Intra-Cellular Therapies, Inc.

Juan Sanchez, M.D.

Vice President, Corporate Communications and Investor Relations

646-440-9333

Burns McClellan, Inc.

Lisa Burns

Justin Jackson (Media)

jjackson@burnsmc.com

212-213-0006